                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          KIMBERLY-CLARK CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                     N/A
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                                     N/A
- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

                                     N/A
- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                     N/A
- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                                     N/A
- --------------------------------------------------------------------------------
     (5) Total fee paid:

                                     N/A
- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                                     N/A
- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

                                     N/A
- --------------------------------------------------------------------------------
     (3) Filing Party:

                                     N/A
- --------------------------------------------------------------------------------
     (4) Date Filed:

                                     N/A
- --------------------------------------------------------------------------------

                                                                   March 3, 1995

(LOGO) KIMBERLY-CLARK Corporation

                                                     WAYNE R. SANDERS
                                                     Chairman of the Board and
                                                     Chief Executive Officer

TO OUR STOCKHOLDERS:

     On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 20, 1995, at 11:00 a.m. at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas.

     At the Annual Meeting, stockholders will be asked to elect four directors for a three-year term, approve the selection of the Corporation's independent auditor, approve amendments to the Corporation's 1992 Equity Participation Plan and vote on a stockholder proposal. All these matters are fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. But, if you wish to vote in accordance with the directors' recommendations, all you need do is sign and date the card.

     Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations, and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                                Sincerely,

                                                /s/ Wayne R. Sanders

                                                Wayne R. Sanders

                           KIMBERLY-CLARK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 20, 1995

     The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on Thursday, April 20, 1995, at 11:00 a.m. for the following purposes:

        1. To elect four directors for a three-year term to expire at the 1998 Annual Meeting of Stockholders;

        2. To approve the selection of Deloitte & Touche as independent auditor;

        3. To approve amendments to the 1992 Equity Participation Plan;

        4. To act upon a stockholder's proposal regarding tobacco-related businesses, as set forth in the accompanying Proxy Statement; and

        5. To take action upon any other business which properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on February 20, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States.

     The accompanying Proxy Statement also is used to solicit voting instructions for the shares of the Corporation's common stock which are held by the trustee of the Corporation's Salaried and Hourly Employees Incentive Investment Plans for the benefit of the participants in the plans. It is important that each participant in either plan sign, date and return the voting instruction card which is enclosed with the Proxy Statement in the business reply envelope provided. No postage is necessary if mailed in the United States.

                                            By order of the Board of Directors.

                                            /s/ Donald M. Crook

                                            Donald M. Crook
                                            Vice President and Secretary

P. O. Box 619100
Dallas, Texas 75261-9100
March 3, 1995

                                PROXY STATEMENT

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
March 3, 1995

INTRODUCTION

     The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation, a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on April 20, 1995 and at any adjournment thereof. Proxies in the accompanying form, properly signed and received in time for the meeting, will be voted as instructed. If no instructions are given, proxies will be voted for the election of directors, the approval of the selection of the auditor and the approval of amendments to the Corporation's 1992 Equity Participation Plan, and against the stockholder proposal. Any proxy may be revoked by the stockholder granting it at any time before it is voted by delivering to the Secretary of the Corporation another signed proxy card, or a signed document revoking the earlier proxy.

     Each stockholder of record at the close of business on February 20, 1995 will be entitled to one vote for each share registered in such stockholder's name. As of that date, there were outstanding 160,218,301 shares of common stock of the Corporation.

     The entire cost of the proxy solicitation, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners, will be borne by the Corporation. In addition to the use of the mail, solicitation may be made by telephone or otherwise by regular employees of the Corporation. If undertaken, the expense of such solicitation would be nominal.

     Stockholders' proxies are received by the Corporation's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders request disclosure or write comments on their proxy cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive vote tallies from time to time from the independent proxy processing agent, but such tallies will provide aggregate data rather than names of stockholders. The agent will notify the Corporation if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

     The Corporation intends to mail this Proxy Statement and proxy card, together with the 1994 Annual Report to Stockholders, to the stockholders on March 3, 1995. If a stockholder is a participant in the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder's account in such plan, as well as shares registered in the stockholder's name.

     The Corporation also intends to mail this Proxy Statement, the 1994 Annual Report to Stockholders and a voting instruction card, which is solicited on behalf of the Board of Directors of the Corporation, on March 3, 1995 to each participant in the Corporation's Salaried and Hourly Employees Incentive Investment Plans. The trustee of the plans, Harris Trust and Savings Bank, as the stockholder of record of shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant's interest in the plans in accordance with the directions such participant gives on such voting instruction card.

PROPOSAL 1. ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors shall consist of not less than 11 nor more than 25 members, as determined from time to time by the affirmative vote of a majority of the entire Board of Directors, and that the Board shall be divided into three classes. Directors of one class are elected each year for a term of three years. As of the date of this Proxy Statement, the Board of Directors consists of 12 members, four of whom have terms which expire at this year's Annual Meeting (Class of 1995), four of whom have terms which expire at the 1996 Annual Meeting (Class of 1996), and four of whom have terms which expire at the 1997 Annual Meeting (Class of 1997). Phala A. Helm, M.D., who is currently a director of the Class of 1995, will not stand for re-election at this year's Annual Meeting. In addition, James D. Bernd retired as a member of the Board of Directors and the Class of 1996 effective February 17, 1995.

     Of the four nominees for director set forth on the following pages, Mrs. Cafferty and Messrs. Gonzalez and Levy are currently directors of the Class of 1995. The four nominees are proposed to be elected at this year's Annual Meeting to serve for a term to expire at the 1998 Annual Meeting of Stockholders (Class of 1998) and until their successors are elected and have qualified. Should any such nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. The remaining eight directors will continue to serve as directors for the terms set forth on the following pages, except that Mr. White (a director of the Class of 1997) will reach the mandatory retirement age of 68 on August 2, 1995, at which time he plans to retire as a member of the Board of Directors.

     Under Section 216 of the Delaware General Corporation Law and the Corporation's By-laws, a majority of the shares of the Corporation's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND NOMINEES

     The names of the directors continuing in office and nominees, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are as set forth on the following pages by Class, in the order of the next Class to stand for election.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 1998)

                          PASTORA SAN JUAN CAFFERTY                                            Professor
                                                                                   University of Chicago

                          Mrs. Cafferty, age 54, has been a Professor since 1985 at the University of
- --------------------      Chicago's School of Social Service Administration where she has been a member of the faculty since 1971. Mrs. Cafferty is a director of the People's Energy
     [PICTURE]            Corporation, WMX Technologies, Inc., The Northeastern Illinois Regional
- --------------------      Transportation Authority, The Lyric Opera, and Rush-Presbyterian-St. Luke's
                          Medical Center in Chicago. She has been a director of the Corporation since
                          1976.

- --------------------------------------------------------------------------------------------------------

                          CLAUDIO X. GONZALEZ                                      Chairman of the Board
                                                                                   and Managing Director
                                                                                          Kimberly-Clark
                                                                                 de Mexico, S.A. de C.V.

                          Mr. Gonzalez, age 60, has been Chairman of the Board and Managing Director of
                          Kimberly-Clark de Mexico, S.A. de C.V., an equity company of the Corporation
- --------------------      and a producer of consumer disposable tissue products, pulp, and writing and other papers, since 1973. He was employed by the Corporation in 1956 and by
     [PICTURE]            Kimberly-Clark de Mexico, S.A., the predecessor of Kimberly-Clark de Mexico,
- --------------------      S.A. de C.V., in 1957. Mr. Gonzalez was elected Vice President of Operations of Kimberly-Clark de Mexico, S.A. in 1962 and Executive Vice President and
                          Managing Director in 1966. He is a director of Kellogg Company, General
                          Electric Company, IBM Latin America, The Mexico Fund, Banco Nacional de
                          Mexico, Grupo Industrial ALFA, Grupo Industrial Saltillo, Grupo Carso, and
                          Telefonos de Mexico, and is a member of the Advisory Council of the Stanford
                          University Graduate School of Business. He has been a director of the
                          Corporation since 1976.

- --------------------------------------------------------------------------------------------------------

                          LOUIS E. LEVY                                Retired Partner and Vice Chairman
                                                                                       KPMG Peat Marwick

                          Mr. Levy, age 62, was a partner of KPMG Peat Marwick or its predecessor firms
- --------------------      from 1968 until his retirement from that firm in 1990. He had been a member of the board of directors of KPMG Peat Marwick or its predecessor firms from 1978
     [PICTURE]            until his retirement. In addition, he was Vice Chairman of KPMG Peat Marwick,
- --------------------      responsible for Professional Standards and Quality Assurance. Mr. Levy is a
                          member of the boards of directors of Household International, Inc. and the
                          Alex, Brown/Flag Investors Group of Mutual Funds. He is Chairman Emeritus of
                          the National Multiple Sclerosis Society and a Fellow of Brandeis University.
                          He has been a director of the Corporation since 1991.

- --------------------------------------------------------------------------------------------------------

                          LINDA JOHNSON RICE                                             President and Chief
                                                                                           Operating Officer
                                                                            Johnson Publishing Company, Inc.
- --------------------
                          Mrs. Johnson Rice, age 37, has been President and Chief Operating Officer of
     [PICTURE]            Johnson Publishing Company, Inc., a multi-media company, since 1987. She
- --------------------      joined that company in 1980, and became Vice President in 1985. Mrs. Johnson
                          Rice is a director of Bausch & Lomb Incorporated, Bank of America Illinois and
                          The Dial Corporation.

- ------------------------------------------------------------------------------------------------------------

                                      MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                                       TERM EXPIRING AT THE
                                                1996 ANNUAL MEETING OF STOCKHOLDERS
                                                          (CLASS OF 1996)

                          JOHN F. BERGSTROM                                              President and Chief
                                                                                           Executive Officer
                                                                                       Bergstrom Corporation

                          Mr. Bergstrom, age 48, has served as President and Chief Executive Officer of
- --------------------      Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years.
                          Bergstrom Corporation owns and operates hotels, and automobile sales and
     [PICTURE]            leasing businesses, in Wisconsin. Mr. Bergstrom is a director of the Wisconsin
- --------------------      Energy Corporation, Universal Foods Corporation, The First National Bank-Fox
                          Valley and Midwest Express Airlines, Inc., an indirect wholly owned subsidiary of the Corporation, and is a member of the Board of Trustees of Marquette
                          University and the General Motors Dealer Marketing Council. He has been a director of the Corporation since 1987.

- ------------------------------------------------------------------------------------------------------------

                          PAUL J. COLLINS                                                     Vice Chairman,
                                                                                  Finance and Administration
                                                                                 Citicorp and Citibank, N.A.

- --------------------      Mr. Collins, age 58, has been a Vice Chairman of Citicorp and its principal subsidiary, Citibank, N.A., New York, New York, since 1988. He previously was
     [PICTURE]            elected Senior Corporate Officer and Chief Planning Officer of those companies
- --------------------      in 1985, and Group Executive of those companies in 1984. He joined Citicorp in
                          1961 and served as Executive Vice President prior to becoming Group Executive.
                          Mr. Collins also is a director of Citicorp and Citibank, N.A., and a trustee of Carnegie Hall Corporation. He has been a director of the Corporation since
                          1983.

- ------------------------------------------------------------------------------------------------------------

                          JAMES G. GROSKLAUS                                    Executive Vice President

                          Mr. Grosklaus, age 60, was elected Executive Vice President effective December
                          1, 1990. He is responsible for the Pulp and Newsprint, Paper and Specialty
                          Products and Service and Industrial Sectors, and also is responsible for
- --------------------      various staff functions. Employed by the Corporation since 1957, Mr. Grosklaus was appointed Vice President in 1972 and Divisional Vice President in 1975,
     [PICTURE]            and was elected Senior Vice President effective January 1, 1979. He was
- --------------------      appointed President, K-C Health Care, Nonwoven and Industrial Group in 1981,
                          Senior Staff Vice President in 1982, Senior Vice President in 1983 and
                          President, Technical Paper and Specialty Products in 1985, and elected
                          Executive Vice President in January 1986. In 1988, he was appointed
                          President - North American Pulp and Paper Sector. He is a member of the Emory
                          University Dean's Advisory Council and the Woodruff Arts Center Board of
                          Trustees. He has been a director of the Corporation since 1987.

- --------------------------------------------------------------------------------------------------------

                          FRANK A. MCPHERSON                                       Chairman of the Board
                                                                             and Chief Executive Officer
                                                                                  Kerr-McGee Corporation

- --------------------      Mr. McPherson, age 61, has been Chairman of the Board and Chief Executive
                          Officer of Kerr-McGee Corporation, a natural resources company, since 1983 and
     [PICTURE]            is a director of Kerr-McGee Corporation. Prior to that time he served as Vice
- --------------------      Chairman of the Board and then as President of Kerr-McGee Corporation. He has been a director of the Corporation since 1989.

- --------------------------------------------------------------------------------------------------------
                                                       TERM EXPIRING AT THE
                                                1997 ANNUAL MEETING OF STOCKHOLDERS
                                                          (CLASS OF 1997)

                          WAYNE R. SANDERS                                    Chairman of the Board and
                                                                                Chief Executive Officer

                          Mr. Sanders, age 47, was elected Chief Executive Officer of the Corporation effective December 19, 1991 and Chairman of the Board of the Corporation
                          effective March 31, 1992. He previously had been elected President and Chief
- --------------------      Operating Officer in December 1990. Employed by the Corporation in 1975, Mr.
                          Sanders was appointed Vice President of Kimberly-Clark Canada Inc., a wholly
     [PICTURE]            owned subsidiary of the Corporation, in 1981 and was appointed Director and
- --------------------      President in 1984. Mr. Sanders was elected Senior Vice President of
                          Kimberly-Clark Corporation in 1985 and was appointed President - Infant Care
                          Sector in 1987, President - Personal Care Sector in 1988 and President - World
                          Consumer, Nonwovens and Service and Industrial Operations in 1990. Mr. Sanders
                          is a director of Adolph Coors Company, Coors Brewing Company and Texas
                          Commerce Bank, National Association, and is a member of the Marquette
                          University Board of Trustees. He has been a director of the Corporation since
                          1989.

- --------------------------------------------------------------------------------------------------------

                          WOLFGANG R. SCHMITT                                  Chairman of the Board and
                                                                                 Chief Executive Officer
                                                                                 Rubbermaid Incorporated

- --------------------      Mr. Schmitt, age 51, has served as Chairman of the Board of Rubbermaid
                          Incorporated since 1993, and as Chief Executive Officer since 1992. He
     [PICTURE]            previously was elected Co-chair of that company in 1992, President and Chief
- --------------------      Operating Officer in 1991, Executive Vice President in 1987 and President of
                          the Home Products Division in 1984. He joined Rubbermaid Incorporated in 1966 and has been employed in various marketing and research and development assignments. Mr. Schmitt is a director of Rubbermaid Incorporated and
                          Parker-Hannifin Corporation and serves as a trustee of Otterbein College. He has been a director of the Corporation since 1994.

- --------------------------------------------------------------------------------------------------------

                          RANDALL L. TOBIAS                                    Chairman of the Board and
                                                                                 Chief Executive Officer
                                                                                   Eli Lilly and Company

                          Mr. Tobias, age 53, has served as Chairman of the Board and Chief Executive
                          Officer of Eli Lilly and Company since 1993. Prior to joining Eli Lilly and
- --------------------      Company in 1993, he served as Vice Chairman of the Board of American Telephone and Telegraph Company ("AT&T") from 1986 and as Chairman and Chief Executive
     [PICTURE]            Officer of AT&T International (an AT&T subsidiary) from 1991. He previously
- --------------------      served as Chairman and Chief Executive Officer of AT&T Communications and of
                          AT&T Information Systems, Inc., subsidiaries of AT&T. He joined AT&T in 1964.
                          Mr. Tobias is a director of Eli Lilly and Company, Phillips Petroleum Company
                          and Knight-Ridder, Inc. He is a trustee of Duke University, the Colonial
                          Williamsburg Foundation, the Indiana University Foundation and the American
                          Enterprise Institute. Mr. Tobias also is a member of the Board of Governors of the American Red Cross. He has been a director of the Corporation since 1994.

- --------------------------------------------------------------------------------------------------------

                          H. BLAIR WHITE                                                      Of Counsel
                                                                                         Sidley & Austin

- --------------------      Mr. White, age 67, has been of counsel to the law firm of Sidley & Austin,
                          Chicago, Illinois, since January 1, 1995. Prior to such time, he was the sole
     [PICTURE]            officer and shareholder of a corporate partner in such firm for more than the
- --------------------      past five years. He is a director of DEKALB Energy Company, DEKALB Genetic
                          Corporation and R.R. Donnelley & Sons Company. Mr. White also serves as a life trustee of Rush-Presbyterian-St. Luke's Medical Center in Chicago and as
                          Chairman of the Board of Children's Memorial Hospital in Chicago. He has been a director of the Corporation since 1973.

- --------------------------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of December 31, 1994, unless otherwise indicated, regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in "Executive Compensation" below, and by all directors, nominees and executive officers as a group.

                     NAME OF INDIVIDUAL OR                         AMOUNT AND NATURE OF
                       IDENTITY OF GROUP                        BENEFICIAL OWNERSHIP(1)(2)
- --------------------------------------------------------------- --------------------------
John F. Bergstrom..............................................             4,000
James D. Bernd.................................................            82,874(3)
Pastora San Juan Cafferty......................................             1,487
Paul J. Collins................................................             4,000
Thomas J. Falk.................................................            33,770(3)
Claudio X. Gonzalez............................................            52,000
James G. Grosklaus.............................................           170,999(3)(4)
Phala A. Helm, M.D.............................................             1,000
Louis E. Levy..................................................             1,700
James T. McCauley..............................................           114,637(3)
Frank A. McPherson.............................................             2,600(5)
Linda Johnson Rice.............................................             1,000(6)
Wayne R. Sanders...............................................           234,898(3)(7)
Wolfgang R. Schmitt............................................               500
Randall L. Tobias..............................................             1,000
H. Blair White.................................................            14,000(8)
All directors, nominees and executive officers as a group......           984,851(3)(9)(10)

- ---------------

 (1) Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

 (2) Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of the Corporation's common stock.

 (3) Includes the following shares which could be acquired within 60 days of December 31, 1994 by: Mr. Bernd, 53,000 shares; Mr. Falk, 29,000 shares; Mr. Grosklaus, 79,000 shares; Mr. McCauley, 43,000 shares; Mr. Sanders, 203,000 shares; and all directors, nominees and executive officers as a group, 572,000 shares. Also, shares of common stock held by the trustee of the Salaried Employees Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the respective directors, nominees and executive officers above are included in this table.

 (4) Includes 15,133 shares held by Mr. Grosklaus' spouse.

 (5) Mr. McPherson shares voting and investment power with respect to all such shares.

 (6) As of February 10, 1995.

 (7) Mr. Sanders shares voting and investment power with respect to 17,500 shares. In addition, the above total amount excludes 10,880 shares held in trust for the benefit of Mr. Sanders' children with respect to which Mr. Sanders disclaims beneficial ownership.

 (8) Mr. White shares voting and investment power with respect to 5,800 shares.

 (9) Voting and investment power with respect to 25,900 of such shares is shared.

(10) Includes 1,000 shares owned beneficially by Mrs. Johnson Rice as of February 10, 1995.

OTHER PRINCIPAL HOLDER OF VOTING SECURITIES

     As of December 31, 1994, the trustee of the Kimberly-Clark Corporation Salaried Employees Incentive Investment Plan, Harris Trust and Savings Bank, P.O. Box 755, Chicago, Illinois 60690 ("Harris Trust"), held 9,999,166 shares of the Corporation's common stock for the benefit of participating employees, or
6.2 percent of the shares of common stock outstanding as of such date. In its capacity as trustee of the Kimberly-Clark Hourly Employees Incentive Investment Plan, Harris Trust held an additional 3,862,119 shares for the benefit of participating employees, or 2.4 percent of the outstanding shares. Under the terms of the plans, all shares held for the benefit of participating employees by the trustee will be voted as directed by written instructions from the participating employees, and shares for which no instructions are received will be voted as determined by the committees which administer the plans (except in connection with a tender or exchange offer). The plans have no specified duration. The trustee shares investment power with respect to all such shares. The fees paid to Harris Trust in 1994 in its capacity as trustee of the plans were $212,609.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     In 1994, the Corporation and certain of its subsidiaries retained the legal services of Sidley & Austin, Chicago, Illinois. Total fees paid in 1994 to Sidley & Austin for services rendered to the Corporation and such subsidiaries were $1,202,509. H. Blair White, a director of the Corporation, serves of counsel to that firm. Management believes that the cost of services so rendered by Sidley & Austin during 1994 was reasonable compared with the cost of obtaining similar services from an unaffiliated third party. The Corporation and certain of its subsidiaries expect to retain Sidley & Austin in 1995. (See "Executive Compensation" below for a description of additional transactions and business relationships.)

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met 10 times in 1994. All of the Directors attended at least 75% of the total number of meetings of the Board and committees on which they served, and the average attendance at such meetings was 96%.

     The standing committees of the Board include, among others, the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee, currently composed of Mr. Levy, Chairman, Mr. Bergstrom, Mr. McPherson and Mr. Schmitt, met three times during 1994. The Committee selects, subject to stockholder approval, and engages independent auditors to audit the books, records and accounts of the Corporation, determines the scope of such audits, and establishes policy in connection with internal audit programs of the Corporation.

     The Compensation Committee, currently composed of Mrs. Cafferty, Chairperson, Mr. Collins and Mr. Tobias, met three times during 1994. The nature and scope of the Committee's responsibilities are set forth below under "Executive Compensation -- Board Compensation Committee Report on Executive Compensation."

     The Nominating Committee, currently composed of Mr. White, Chairman, Mr. Gonzalez and Dr. Helm, met twice during 1994. The Committee proposes and considers suggestions for candidates for membership on the Board, and recommends candidates to the Board to fill Board vacancies. It also proposes to the Board a slate of directors for submission to the stockholders at the Annual Meeting.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Nominating Committee of the Board of Directors considers nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of Stockholders. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make such a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders' meeting, or if the Corporation gives less than 60 days' notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.

EXECUTIVE COMPENSATION

     The table which follows sets forth information concerning compensation for each of 1992, 1993 and 1994 awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers of the Corporation other than the chief executive officer whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                                          ---------------------------------------     ---------------------------------------
                                                                                        AWARDS
                                                                                      ----------     PAYOUTS
                                                                        OTHER         SECURITIES     -------
                                                                        ANNUAL        UNDERLYING      LTIP        ALL OTHER
                                                                     COMPENSATION      OPTIONS       PAYOUTS     COMPENSATION
 NAME AND PRINCIPAL POSITION     YEAR     SALARY($)     BONUS($)        ($)(2)           (#)           ($)          ($)(3)
- -----------------------------    ----     ---------     --------     ------------     ----------     -------     ------------
Wayne R. Sanders                 1994      750,000      384,384 (1)      8,824               0       476,437         4,500
Chairman of the Board            1993      677,500      380,160              0          80,000             0         7,075
and Chief Executive Officer      1992      565,000      422,400              0               0       173,130(4)      6,866

James D. Bernd                   1994      375,000      167,440         12,428               0       432,459         4,500
Executive Vice President         1993      350,000      165,600              0          25,000             0         7,075
                                 1992      337,500      184,000              0               0       220,773         6,866

Thomas J. Falk                   1994      266,667      210,210          2,284               0             0         4,500
Group President -                1993      226,667      144,587              0          25,000             0         6,800
North American Consumer          1992      179,583       99,360              0               0        29,222         5,388
Products

James G. Grosklaus               1994      375,000      167,400              0               0       439,788         4,500
Executive Vice President         1993      350,000      165,600              0          25,000             0         7,075
                                 1992      340,000      184,000              0               0       346,259         6,866

James T. McCauley                1994      330,000      145,600              0               0       179,580         4,500
Executive Vice President         1993      311,667      144,000              0          25,000             0         7,075
                                 1992      295,000      160,000              0               0       288,085         6,866

- ---------------

(1) Includes amounts voluntarily deferred by Mr. Sanders for 1994 under the Corporation's Deferred Compensation Plan. The Deferred Compensation Plan allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year. See "Tax Deduction for Executive Compensation" below for a more complete description of the plan.

(2) Amounts shown consist entirely of amounts reimbursed for federal and state income taxes on certain personal travel and spousal travel required for company purposes. The value of such travel did not, for any of the executive officers named above, exceed, in the aggregate, $50,000 in 1992, 1993 or 1994.

(3) Amounts shown consist solely of the Corporation's contributions under the Salaried Employees Incentive Investment Plan.

(4) Does not include an award payable in 1991, for which payment was deferred, at the election of Mr. Sanders, to 1992. Such award was reported as compensation for 1991 in prior proxy statements.

     The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded is described under "Board Compensation Committee Report on Executive Compensation" below.

     The table which follows sets forth information concerning exercises of stock options during 1994 by each of the executive officers who is named in the Summary Compensation Table and the value of his unexercised options as of December 31, 1994 based on a closing stock price of $50.375 per share of the Corporation's common stock on such date:

                      AGGREGATED OPTION EXERCISES IN 1994
                   AND OPTION VALUES AS OF DECEMBER 31, 1994

                                                                                 NUMBER OF
                                                                                 SECURITIES          VALUE OF
                                                                                 UNDERLYING        UNEXERCISED
                                                                                UNEXERCISED        IN-THE-MONEY
                                                                                 OPTIONS AT         OPTIONS AT
                                                                                DECEMBER 31,       DECEMBER 31,
                                                                                  1994 (#)           1994 ($)

                                              SHARES ACQUIRED      VALUE
                                                ON EXERCISE       REALIZED      EXERCISABLE/       EXERCISABLE/
                    NAME                            (#)             ($)        UNEXERCISABLE      UNEXERCISABLE
- --------------------------------------------  ---------------     --------     --------------     --------------
Wayne R. Sanders............................            0                0         179,000           1,438,625
                                                                                    56,000                   0
James D. Bernd..............................       25,600          696,650          45,500             486,875
                                                                                    17,500                   0
Thomas J. Falk..............................            0                0          21,500             127,250
                                                                                    17,500                   0
James G. Grosklaus..........................        5,000          161,719          71,500           1,167,875
                                                                                    17,500                   0
James T. McCauley...........................        3,600           91,788          35,500             358,750
                                                                                    17,500                   0

     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is composed entirely of directors who are not, and have never been, officers or employees of the Corporation. The Board designates the members and the Chairperson of such committee. The Compensation Committee also constitutes the stock option committee for the stock option plans of the Corporation with respect to which information regarding stock option grants and exercise transactions is disclosed in this Proxy Statement. In addition, the Compensation Committee is responsible for establishing and administering the policies which govern annual compensation and long-term incentive awards. The Compensation Committee periodically evaluates the Corporation's compensation programs, and compares them with those of other companies, both within the Corporation's peer industry group and other large industrial companies.

     The companies which the Compensation Committee uses for making base salary comparisons include some, but not all, of the companies appearing in the indexes of the performance graph below. The first group used for comparison is composed of 22 companies which have significant consumer businesses (the "Consumer Company Group"), of which the Corporation is about median in terms of annual sales and with which the Corporation competes in its businesses and/or for executive talent. The second group used for comparison is composed of 135 industrial companies with annual sales exceeding $1 billion (the "Industrial Company Group"), of which the Corporation is in about the 75th percentile in terms thereof. Written salary information concerning the compensation practices of these two groups of companies was provided to the Corporation by two independent consultants.

     In determining the compensation to be paid to executive officers in 1994, the Compensation Committee employed compensation policies designed to align such compensation with the Corporation's overall business strategy, values and management initiatives. Such policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value through stock option and long-term incentive awards, (ii) support a performance-oriented environment that rewards achievement of internal company goals and recognizes company per-formance compared to the performance of similarly situated companies and of other large industrial companies through the annual payment of cash bonuses, and
(iii) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation's salary administration program.

     Salaries for 1994

     In determining base salaries of executive officers, the Compensation Committee compares the executive officers' salaries to those for similar positions in the two groups of companies referred to above, with primary emphasis placed upon the Consumer Company Group so that the Committee may compare data on specific salary levels for comparable positions. The Compensation Committee's policy is to set executive officers' salaries at or near the median salary level of such companies, with the salary of the Chief Executive Officer set at or near the median salary level for chief executive officers of the Consumer Company Group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer, the performance of the unit over which the officer has responsibility (primarily based upon the operating profit of such unit), the performance of the Corporation (primarily based upon earnings per share and return on stockholders' equity), and the officer's tenure. No specific weight is assigned to any individual factor. Salary actions taken by the Compensation Committee with respect to the executive officers in 1994 were consistent with the policies and practices described above.

     Cash Bonus Awards for 1994

     The cash bonus awards for 1994 which are set forth in the Summary Compensation Table were based on the Corporation's Management Achievement Award Program. The Compensation Committee's policy is to provide opportunities to an executive officer for cash bonuses under such program which, together with his or her base salary, are within the third quartile (that quartile between the 50th and 75th percentile) of compensation for the Industrial Company Group if such officer's goals have been fully met during the year. In determining such target cash bonus awards, the Compensation Committee places primary emphasis on data for the Industrial Company Group, as opposed to the Consumer Company Group, because such data represents the performance based compensation practices of a broadly based group of companies.

     Actual annual cash bonus awards are determined by measuring performance against specific goals established at the beginning of each year. The goals take into account, depending on the responsibility of the individual, one or more of the following: the individual's performance; the performance of the functional group or unit with which the individual is associated (primarily based upon the operating profit of such unit); and the overall performance of the Corporation (primarily based upon earnings per share and return on stockholders' equity). An executive officer's goals are designed to reflect the relationship of his or her responsibilities to the Corporation's long-term goal of maintaining a sustainable annual return on average stockholders' equity of 20 percent (the "Return on Equity Goal"). Such goals may or may not be equally weighted and will vary from one executive officer to another. The opportunities for cash bonus awards for the executive officers in 1994 were consistent with the policies and practices described above. However, certain of the above described goals were not fully satisfied for 1994 (primarily the earnings per share goal, largely as a result of the Mexican peso devaluation in December 1994); therefore, the full potential of such bonus awards for certain executive officers, and all of the executive officers named in the Summary Compensation Table, was not realized in 1994.

     Based upon comparison of the most recent data provided by the independent consultants described above, the cash bonuses paid to certain of the named executive officers, taken together with base salaries, were near the median of such compensation for comparable officers in the Industrial Company Group, and such compensation paid to certain of the named executive officers was within the third quartile of such peer group.

     Cash bonuses for 1994 were based entirely on corporate performance for four of the five executive officers named in the Summary Compensation Table and primarily on unit performance for one of the executive officers named in the Summary Compensation Table, although, on a subjective basis, individual performance also was a factor.

     Participation Shares and Stock Options

     The Corporation maintains the 1976 Equity Participation Plan, the 1986 Equity Participation Plan and the 1992 Equity Participation Plan (collectively, the "Equity Plans"), pursuant to which stock option grants and long-term incentive awards have been made to executive officers. The Equity Plans are intended to provide a means of encouraging the acquisition of an ownership interest in the Corporation by those employees, including executive officers, who contribute materially by managerial, scientific or other innovative means to the success of the Corporation, thereby increasing their motivation for and interest in the Corporation's long-term success.

     Both the 1976 Equity Participation Plan and the 1986 Equity Participation Plan have expired, and no additional awards can be made under such plans. However, all awards outstanding on the expiration date of each such Equity Plan remain in full force and effect in accordance with their respective terms.

     The number of long-term incentive or stock option awards granted to an executive officer is based principally on such officer's position and the compensation practices of the Consumer Company Group. The Compensation Committee's policy is for the value of such awards, on an annualized basis, to be within the third quartile with respect to similar awards made by the companies comprising such group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer. The Committee does not determine the size of such grants by reference to the amount and value of awards currently held by an executive officer. However, the Compensation Committee takes into account the timing and size of prior grants to an executive officer. The payout resulting from any long-term incentive or stock option award is based on the growth in the book value and market value, respectively, of the Corporation's common stock subsequent to the grant of such awards.

     The Equity Plans employ book value through the use of participation shares and dividend shares, each of which, when awarded, is credited to a participant's memorandum account. Pursuant to the Equity Plans, each participation share is assigned a base value equal to the book value of one share of the Corporation's common stock as of the close of the fiscal year immediately prior to the award. Each share in a participant's account is assigned a dividend rate equal to the rate declared on the Corporation's common stock. At the end of each fiscal quarter the amount of such dividends is determined by multiplying the total cash dividend declared per share of the Corporation's common stock during such quarter by the total of the participation shares and dividend shares in the participant's account. Such amount, when divided by the book value of one share of the Corporation's common stock at the close of such fiscal quarter, is the number of dividend shares credited to a participant's account for such quarter.

     However, the plans provide that no dividend shares will be credited to a participant's account in any quarter in which the total cash dividends per share of common stock are (i) less than $.31 in the case of the 1986 Equity Participation Plan and $.41 in the case of the 1992 Equity Participation Plan or
(ii) less than the total cash dividends per share of common stock for the same quarter of the immediately preceding year. In addition, in any quarter in which the dividend is reduced, the book value of the participation shares will be reduced by the amount that retained earnings benefited from such reduction in the dividend.

     The normal maturity date of a participation share award will be the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurs. Within 90 days after such maturity date, the participant is entitled to receive a cash payment equal to the sum of (i) the increase (if any) in book value of the participation shares on the maturity date of the award over the base value of such shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation's common stock).

     Pursuant to amendments to the 1992 Equity Participation Plan which have been approved by the Board of Directors and are being recommended to the stockholders for their approval at the Annual Meeting, the book value for purposes of awards made pursuant to such plan shall be adjusted to exclude the effect of stock repurchases and changes in the Corporation's accounting policies which affect the Corporation's net income, book value, shares of common stock outstanding or stockholders' equity. In addition, the proposed amendments provide that up to 50 percent of the payment of matured participation share awards may be made in the form of Corporation common stock. See "Proposal 3. Approval of Amendments to the 1992 Equity Participation Plan" and Exhibit A to the Proxy Statement for additional information concerning such amendments.

     The Equity Plans also employ market value as a basis for rewarding performance through the use of tax-qualified and nonqualified stock options. The Equity Plans provide that the option price per share shall be no less than 100 percent of the market value per share of the Corporation's common stock at the date of grant. The term of any option is no more than 10 years from the date of grant. Options granted become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third year; provided however, that all such options become exercisable upon the death, total and permanent disability, or retirement of the officer and options granted under certain foreign regulations become 100 percent exercisable after three years.

     No stock options or long-term incentive awards were granted to any executive officer during 1994. In 1995, grants of stock options and long-term incentive awards, some of which were larger than normal to certain executive officers, including the Chief Executive Officer, were made, subject to stockholder approval of amendments to the 1992 Equity Participation Plan. See "Proposal 3. Approval of Amendments to the 1992 Equity Participation Plan."

     1994 Compensation of the Chief Executive Officer

     The Compensation Committee based the 1994 compensation of the Chief Executive Officer on the policies and practices described above. The Compensation Committee increased Mr. Sanders' salary in 1994 to a level which it believed was consistent with his responsibilities, his performance towards attaining the Corporation's Return on Equity Goal, and the levels of chief executive officer compensation reported by the Consumer Company Group. Based upon comparison of the data provided by the independent consultants described above, Mr. Sanders' salary in 1994 was within the second quartile of salary levels of the chief executive officers of the Consumer Company Group.

     The cash bonus which was paid to Mr. Sanders for 1994 was primarily in recognition of the progress, as determined by the members of the Board of Directors who are not officers or employees of the Corporation or any of its subsidiaries or equity companies, made by the Corporation during the year toward attaining the Corporation's Return on Equity Goal. On an objective basis, a principal factor in making such determination was the fact that, although the Corporation had a return on average stockholders' equity of 21.2% for 1994 and net income improved 4.7% from 1993, the Corporation did not meet the earnings per share goal established by the Board of Directors, largely as a result of the Mexican peso devaluation in December 1994. Based upon comparison of the most recent data provided by the independent consultants described above, the cash bonus paid to Mr. Sanders for 1994, taken together with his base salary, was near the median of such compensation paid to chief executive officers of the Industrial Company Group.

     The Compensation Committee believes that executive compensation for 1994 adequately reflects its policy to align such compensation with overall business strategy, values and management initiatives, and to ensure that the Corporation's goals and performance are consistent with the interests of its stockholders.

     Tax Deduction for Executive Compensation

     The Committee has determined that it is not in the stockholders' interests to modify the Corporation's Management Achievement Award Program plan to enable the Corporation to meet the requirements of the federal tax code provisions which limit to $1 million the deductibility of annual cash compensation paid to any executive officer named in the Summary Compensation Table for corporate income tax purposes. The Committee believes that it is in the stockholders' interest for the Committee to retain discretion in the awarding of cash bonuses to such officers to better ensure that the bonus which is paid to each such officer reflects the officer's contribution to the achievement of the Corporation's Return on Equity Goal and long-term strategic goals.

     However, the Corporation has adopted a deferred compensation plan in response to such limitations on executive compensation deductibility which allows each executive officer to defer all or a portion of his or her bonus, and all salary in excess of $1 million, for any fiscal year. Such plan would therefore permit such officers to limit their annual cash compensation to the $1 million limitation which may be deducted by the Corporation for federal income tax purposes. Such deferral will result in the possible deduction by the Corporation of such compensation when paid; however, there is no obligation on any executive officer to defer any such amounts during any fiscal year. The Corporation has determined that the impact to the Corporation of being unable to deduct that portion of the cash bonus paid to such officers which, together with their annual salary, exceeds $1 million will be minimal. In 1994, the Chief Executive Officer elected to defer all amounts of his salary and bonus in excess of $1 million.

     Furthermore, in order to maximize the deductibility of the compensation paid to the Corporation's executive officers, the Board of Directors has adopted, and is seeking stockholder approval of, certain amendments to the 1992 Equity Participation Plan. Such amendments are designed to ensure that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible. For further information on such proposed amendments, see Proposal 3, below. 1994 compensation resulting from payments made in connection with participation share awards is fully deductible by the Corporation and is not subject to the $1 million deduction limitation.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Pastora San Juan Cafferty, Chairperson
Paul J. Collins
Randall L. Tobias

     PERFORMANCE GRAPH

                                 Comparison of
                    Five Year Cumulative Total Return Among
          Kimberly-Clark, S&P 500, S&P Paper & Forest Products Group,
                 S&P Household Products Group, and Peer Group*

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

      Measurement Period           Kimberly-                        Paper &        Household
    (Fiscal Year Covered)            Clark          S&P 500       Forest Prds      Products       Peer Group
1989                                100.00          100.00          100.00          100.00          100.00
1990                                118.61           96.90           90.34          118.84          113.57
1991                                147.77          126.42          114.59          138.45          146.08
1992                                177.05          136.05          131.02          155.10          150.59
1993                                161.05          149.76          144.40          172.62          157.84
1994                                161.54          151.74          150.46          187.35          179.79

* The Corporation has elected to replace the S&P Paper & Forest Products and the S&P Household Products Groups with a Peer Group constructed by the Corporation as the industry index for purposes of the performance graph. The Peer Group consists of 13 companies, all of which are in the consumer products and paper industries. The Corporation believes that the Peer Group provides a more representative group of companies in the consumer products industry than does the S&P Household Products Group, which is comprised of four companies, all of which are included in the Peer Group. The companies included in the Peer Group are The Clorox Co., Colgate-Palmolive Company, James River Corp, Johnson & Johnson, Paragon Trade Brands, Inc., Pope & Talbot, Inc., The Procter & Gamble Company, Scott Paper Company, Tambrands Inc., The Unilever Group, Champion International, International Paper Company and Mead Corp.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, the following Directors served, and currently are serving, as members of the Compensation Committee of the Board of Directors of the
Corporation: Pastora San Juan Cafferty, Chairperson; Paul J. Collins; and Randall L. Tobias. In addition, John F. Bergstrom served as a member and Chairman of the Compensation Committee from January 1, 1994 until April 21, 1994.

     The Corporation paid $1,396,000 to Bergstrom Corporation in 1994 for hotel, lodging, and automobile rental and purchasing costs. John F. Bergstrom and Richard A. Bergstrom, his brother, own 75 percent and 25 percent, respectively, of Bergstrom Corporation. In addition, the Corporation leases office space in Neenah and Menasha, Wisconsin from Neenah Downtown Redevelopment Associates Limited Partnership and Downtown Menasha Associates Limited Partnership, respectively, two partnerships engaged in the redevelopment of downtown real estate in such cities. John F. Bergstrom owns a 15% limited partner interest in each such partnership. During 1994, rental payments made by the Corporation to such partnerships totaled $631,000 and $113,530, respectively.

     During 1994, K-C Aviation Inc., a wholly owned subsidiary of the Corporation, serviced and managed a corporate aircraft owned by Bergstrom Pioneer Auto and Truck Leasing ("Bergstrom Leasing"), which is a wholly owned subsidiary of Bergstrom Corporation. In addition, during 1994, the Corporation provided certain pilot services to Bergstrom Corporation with respect to such aircraft. The total fees paid in 1994 to K-C Aviation Inc. and the Corporation by Bergstrom Leasing and Bergstrom Corporation for such services rendered were $582,000.

     Management believes that the amounts charged and paid in connection with the foregoing arrangements were reasonable compared with the amounts which would be charged and paid for similar services or products from an unaffiliated third party. The Corporation and K-C Aviation Inc. expect to engage in similar transactions with Bergstrom Corporation, Bergstrom Leasing and the two partnerships in 1995.

     Wayne R. Sanders, Chairman of the Board and Chief Executive Officer of the Corporation, serves as a member of the compensation committee of the board of directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.

     DEFINED BENEFIT RETIREMENT PLAN

     The table below illustrates the estimated annual standard pension benefit payable upon retirement in 1994 at specified compensation levels and years of service classifications.

                               PENSION PLAN TABLE

- -------------------------------------------------------------------------------------------------------------------------------
                                                                      YEARS OF BENEFIT SERVICE
                                     ------------------------------------------------------------------------------------------
                                         15           20           25           30           35           40            45
REMUNERATION                           YEARS        YEARS        YEARS        YEARS        YEARS        YEARS         YEARS
- ------------                         ----------   ----------   ----------   ----------   ----------   ----------   ------------
$ 200,000..........................  $   45,000   $   60,000   $   75,000   $   90,000   $  105,000   $  120,000   $    135,000
  400,000..........................      90,000      120,000      150,000      180,000      210,000      240,000        270,000
  600,000..........................     135,000      180,000      225,000      270,000      315,000      360,000        405,000
  800,000..........................     180,000      240,000      300,000      360,000      420,000      480,000        540,000
 1,000,000.........................     225,000      300,000      375,000      450,000      525,000      600,000        675,000
 1,200,000.........................     270,000      360,000      450,000      540,000      630,000      720,000        810,000
 1,400,000.........................     315,000      420,000      525,000      630,000      735,000      840,000        945,000
 1,600,000.........................     360,000      480,000      600,000      720,000      840,000      960,000      1,080,000
- -------------------------------------------------------------------------------------------------------------------------------


     The compensation covered by the Corporation's defined benefit plan for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the executive officers named in the Summary Compensation Table are: James D. Bernd, 38.4 years; Thomas J. Falk, 40.0 years; James G. Grosklaus, 42.7 years; James T. McCauley, 34.7 years; and Wayne
R. Sanders, 37.1 years. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and subject, in some cases, to deduction for social security benefits. Benefits under the plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess benefits over such limitation being paid pursuant to supplemental plans. While such supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to such trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans. Each of the executive officers named in the Summary Compensation Table is a participant in such supplemental plans.

     Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity payable monthly. Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit. In addition, each participant in the supplemental plans has the option of receiving an actuarially determined lump sum payment upon retirement after age 55 in lieu of the monthly payments which otherwise would be payable to such participant under such plans. Further, in the event of a change of control of the Corporation or a reduction in the Corporation's long-term credit rating below investment grade, each such participant would have the option of receiving the present value of his or her accrued benefits in such plans at such time in a lump sum, reduced by 10% and 5% for active and retired employees, respectively.

     EXECUTIVE SEVERANCE PLAN

     The Corporation's Executive Severance Plan provides that in the event of termination of a participant's employment with the Corporation for any reason (other than death or disability) within two years after a change of control of the Corporation, as defined in the plan, the participant will receive a cash payment in an amount equal to the sum of (i) three times base salary and the maximum management achievement award, and (ii) the value of unmatured or unexercised awards or grants and nonvested benefits under the Corporation's Equity Participation Plans and the Salaried Employees Incentive Investment Plan and successor plans. The plan also provides for monthly supplemental retirement benefits equal to those that would have accrued had employment continued for an additional three years, for certain relocation costs, and for the continuation of certain other benefits for varying periods of up to three years. The Board has determined the eligibility criteria for participation in the plan. A participant ceases to be a participant in the plan when notified by the Board that it has determined that such participant has ceased to be a key executive for purposes of the plan. The Corporation has agreements under the plan with each executive officer who is named in the Summary Compensation Table. The maximum amounts payable pursuant to agreements under the plan to such executive officers, assuming that a change of control of the Corporation and the termination of employment of such officers had occurred on December 31, 1994, would have been: James D. Bernd, $3,518,666; Thomas J. Falk $2,402,335; James G. Grosklaus, $4,267,012; James T. McCauley, $3,229,399; and Wayne R. Sanders, $9,309,831.

     COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies receive an annual retainer of $35,000 payable pro rata quarterly in advance, and a daily attendance fee of $1,200 for each day or fraction thereof spent in attendance at a meeting of the Board or any committee thereof, subject to a maximum of $3,600 for any day on which more than one such meeting is held. Such directors also receive a fee of $2,000 per day, subject to a maximum of $72,000 per calendar year, for the independent performance of services for the benefit of the Corporation or its affiliates, other than services which were related to meetings of the Board or any committee thereof, which are requested by the Board, any committee thereof or the Chief Executive Officer. In addition, the Corporation reimburses such directors for expenses incurred as a result of attending such meetings or performing such services. A director who is an officer or an employee of the Corporation or any of its subsidiaries, affiliates or equity companies does not receive any fees for services as a member of the Board or any committee thereof, but is reimbursed for expenses incurred as a result of such service.

     Under the deferred compensation plan for directors of the Corporation, directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies may make an irrevocable election to defer receipt of all or a portion of their annual retainer and meeting fees for any year. Compensation of a director that is deferred under the plan is credited either to a cash account or a stock account of such director, as provided in such election. Amounts allocated to a cash account are converted into cash credits and will earn additional cash credits at a rate of six percent or of that equivalent to the rate paid from time to time on six-month U.S. Treasury Bills, whichever is higher. Amounts allocated to a stock account are converted into stock credits equal to the number of shares of common stock of the Corporation which could have been purchased with such amounts. A participant's stock account also is credited with additional stock credits based on the amount of any dividends that are paid on the Corporation's common stock. Cash credits and stock credits are converted to and paid in cash at the time of distribution on the date fixed by a participant at the time of election, and with respect to stock credits, based on the price of a share of common stock of the Corporation. Stock credits are not shares of stock, no shares of the Corporation's common stock are ever distributed to a participant under the plan, and no participant acquires any rights as a holder of common stock under the plan. All accounts are distributed in one to 10 annual installments, as fixed by the participant in the election to defer.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR.

PROPOSAL 2. APPROVAL OF AUDITOR

     The Audit Committee of the Board of Directors has selected, and the Board of Directors has approved, Deloitte & Touche as the principal independent auditor to audit the financial statements of the Corporation for 1995, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche, the selection of another independent auditor will be considered by the Audit Committee. Deloitte & Touche, and one of its predecessor firms, Deloitte Haskins & Sells, have been independent auditors for the Corporation since its incorporation in 1928.

     Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS SELECTION.

PROPOSAL 3. APPROVAL OF AMENDMENTS TO THE 1992 EQUITY
            PARTICIPATION PLAN

     The Corporation's 1992 Equity Participation Plan (the "Plan") was approved by the stockholders at the 1992 Annual Meeting of Stockholders. The Board of Directors has approved and recommends to stockholders for their approval certain amendments to the Plan. The primary purpose of the amendments is to comply with recent changes to the Internal Revenue Code in order to preserve for the Corporation the tax deduction for compensation paid pursuant to the Plan. Other amendments to the Plan are being proposed to take into consideration certain recommendations of an independent consultant concerning the Corporation's executive compensation program.

     The principal features of the Plan, as proposed to be amended, and the relevant proposed amendments are summarized below. The full text of the Plan, as amended and restated, is set forth as Exhibit A to this Proxy Statement, which you are urged to read carefully.

THE PLAN

     The Plan is administered by the Compensation Committee of the Board of Directors. The Committee will from time to time select participants, determine the extent of participation and make all other necessary decisions and interpretations under the Plan.

     The Plan employs long-term incentive compensation based on the growth in the book value of the Corporation's common stock through the use of participation shares. The Plan also employs market value as a basis for rewarding performance through the use of tax-qualified and non-qualified stock options. For a description of such participation shares and stock options, see

"Executive Compensation -- Board Compensation Committee Report on Executive Compensation -- Participation Shares and Stock Options."

     As approved by the stockholders in 1992, the Plan makes available the equivalent of 10,000,000 shares (which shall be adjusted for stock dividends, stock splits or other corporate changes) of the Corporation's common stock for participation share and stock option awards. At December 31, 1994, approximately 7,397,500 of such shares remained available for future grants. Participation shares which are retired through forfeiture or maturity and shares subject to options which become ineligible for purchase will be available for awards under the Plan to the extent permitted by Section 16 of the Securities Exchange Act of 1934, as amended (or the rules and regulations promulgated thereunder), and to the extent determined to be appropriate by the Committee.

     Eligibility to participate in the Plan is limited to employees (including officers and directors who are also employees) of the Corporation and any company in which the Corporation owns at least 20% of the equity interest. In order to be eligible, an employee must be determined by the Compensation Committee either to be in a position to contribute materially to the success of the Corporation or its affiliates or to have in the past so contributed. The current eligible group consists of approximately 500 persons, including all of those named in the Summary Compensation Table. It is impossible to determine the exact number of persons who will be eligible under the Plan during its term because the selection of participants is a discretionary decision of the Compensation Committee.

     The Committee may amend the Plan to the extent permitted by law, Section 16 of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder), section 162(m) of the Internal Revenue Code and the rules of any stock exchange on which the Corporation's common stock is listed. To the extent that the foregoing requires stockholder approval of any such amendment, the Committee may amend the Plan subject to stockholder approval.

     Under the Internal Revenue Code, optionees will realize no taxable income as a result of the grant of options. While exercise of an incentive stock option which meets the requirements of the Internal Revenue Code will not result in taxable income (except that the alternative minimum tax may apply), exercise of a nonqualified stock option will result in taxable income to the extent of the difference between the fair market value of the stock at the time of exercise and the exercise price. The Corporation will be entitled to a tax deduction upon the exercise of a nonqualified option in the amount equal to the optionee's taxable income. If the optionee sells the shares acquired on exercise of incentive stock options more than two years after the grant date and more than one year after exercise, the entire gain, if any, realized upon the sale will be taxable to the optionee as long-term capital gain. If the optionee does not satisfy the holding period requirements, the optionee will realize ordinary income, in most cases equal to the difference between the exercise price of the shares and the lesser of the fair market value of the shares on the exercise date or the amount realized on a sale or exchange of the shares, and the Corporation will be entitled to a corresponding tax deduction.

THE PROPOSED AMENDMENTS

     The following amendments, together with certain non-material technical amendments and conforming changes, are proposed in order to ensure that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible by the Corporation and to take into consideration certain recommendations of an independent consultant concerning the Corporation's executive compensation program. Non-material technical amendments, including certain changes to provisions of the Plan to take into account proposed action of the Securities and Exchange Commission concerning the rules promulgated under Section 16 of the Securities Exchange Act, are not summarized herein.

     PARTICIPATION SHARE ADJUSTMENTS

     The Board of Directors has approved various amendments that restrict the discretion of the Compensation Committee to make certain adjustments to participation shares which have been awarded. Specifically, the amendments to the Plan eliminate the Compensation Committee's ability to adjust book value for purposes of the Plan in the event of certain unusual or extraordinary transactions or events that materially affect the Corporation's net income, book value, shares of common stock outstanding or stockholders' equity. Rather, the amendments to the Plan provide that book value shall be adjusted automatically to exclude the effects of stock repurchases, or changes in the Corporation's accounting policies, with discretion on the part of the Compensation Committee only to waive any exclusion that would have the effect of increasing book value for purposes of the Plan (to the extent permitted by the tax regulations).

     LIMIT ON INDIVIDUAL GRANTS

     The amendments to the Plan provide that the maximum number of participation shares or shares of common stock covered by options which may be granted to any participant within any two consecutive calendar year period shall not exceed 500,000 in the aggregate.

     PARTICIPATION SHARE PAYMENTS

     The Plan currently provides that the payment of matured participation share awards is made solely in cash. The amendments to the Plan provide that the payment of matured participation share awards, and related dividend shares, may be in either cash or a combination of cash and Corporation common stock, as determined by the Compensation Committee at the time the award is granted. As amended, the Plan allows up to 50 percent of such payment to be made in the form of Corporation common stock. However, if sufficient shares are not available under the Plan at the time of payment, payment would be settled in common stock only to the extent shares are available under the Plan, with the remainder settled in cash.

     EXERCISE OF OPTIONS AFTER RETIREMENT

     The Plan currently provides that a participant may exercise options only within three years from the date of retirement or for the remaining period of the option whichever is shorter. The proposed amendment to the Plan provides that if a participant retires without having exercised the option in full, the remaining portion of the option may be exercised without regard to the three-year limitation, to the extent permitted by the Compensation Committee upon the grant of the option.

NEW PLAN BENEFITS

     On February 16, 1995, stock options were granted and participation shares were awarded under the Plan, subject to the approval of the amended Plan by the Corporation's stockholders at the Annual Meeting. The following table sets forth the option grants and participation share awards that the individuals and groups referred to below will receive in 1995 if the amended Plan is approved by the Corporation's stockholders at the Annual Meeting.

                     1995 EQUITY PARTICIPATION PLAN AWARDS

                                                                           PARTICIPATION SHARES(2)
                                                        NUMBER OF      -------------------------------
                                                         OPTIONS         NUMBER OF           PERIOD
                    NAME AND POSITION                   GRANTED(1)     SHARES AWARDED     UNTIL PAYOUT
    --------------------------------------------------  ----------     --------------     ------------
    Wayne R. Sanders                                      240,000           80,000           5 years
    Chairman of the Board and Chief
    Executive Officer

    James D. Bernd                                              0                0                --
    Executive Vice President

    Thomas J. Falk                                         60,000           30,000           5 years
    Group President - North American
    Consumer Products

    James G. Grosklaus                                     30,000           15,000           5 years
    Executive Vice President

    James T. McCauley                                      30,000           15,000           5 years
    Executive Vice President

    Executive Group                                       546,000          233,000           5 years

    Non-Executive Director Group                                0                0                --

    Non-Executive Officer Employee Group                1,208,550          819,650           5 years

- ---------------

(1) Stock options, which generally vest over a three-year period and expire on February 15, 2005, were granted at $51 per share (the fair market value of the Corporation's common stock on February 16, 1995). The dollar value of the options granted depends upon the future market price of the Corporation's common stock and therefore is not presently determinable. No nominee for election as a director and no associate of any director, executive officer or nominee received any options pursuant to the above grant. In addition, no other person received or is to receive five percent or more of such options.

(2) The Compensation Committee has determined that the participation shares awarded will be paid 50 percent in cash and 50 percent in shares of the Corporation's common stock. As described in "Executive Compensation -- Board Compensation Committee Report on Executive Compensation -- Participation Shares and Stock Options," the dollar amount of such payout is dependent upon the growth in the book value of the Corporation's common stock. Such amount therefore is not presently determinable. The book value per share of the Corporation's common stock at December 31, 1994, which is the base value for purposes of the above awards, was $16.20.

     Certain of the above grants and awards were larger than the normal amount which would have been granted under Compensation Committee policy as described in "Executive Compensation -- Board Compensation Committee Report on Executive Compensation -- Participation Shares and Stock Options." The larger than normal grants and awards, which were made in order to retain and motivate current and future senior management, to recognize recent promotions and to more closely align the compensation of senior management with stockholder value, are intended to be a one-time occurrence. The size of the larger than normal grants to certain employees, including the Chief Executive Officer, were determined on the basis of the subjective judgment of the Committee following deliberations by the Committee and consultation with an independent consultant.

     The above larger than normal grant to the Chief Executive Officer was primarily due to the Compensation Committee's determination, and the Chief Executive Officer's desire, that his overall long-term compensation should be more heavily weighted toward stockholder value. In determining to make this larger than normal grant, the Compensation Committee was influenced by the trend among comparable companies to make chief executive officer compensation more dependent upon stockholder value, primarily through long-term incentives such as stock options. The above grant was made partially in lieu of future increases in the base salary of the Chief Executive Officer, which the Compensation Committee intends not to review for a period of at least two years subsequent to an increase in base salary effective January 1, 1995 (such increase was consistent with the policy described in the Compensation Committee Report above). Furthermore, based upon information provided by an independent consultant, and taking into consideration the timing and size of prior grants to the Chief Executive Officer, the Committee determined that a one-time larger than normal grant of stock options and participation shares would provide a level and mix of compensation more focused on stockholder value and consistent with comparable companies.

GENERAL/VOTE REQUIRED

     The closing quotation of the common stock of the Corporation on February 22, 1995, as reported in the Wall Street Journal Listing of Composite Transactions, was $50.25 per share.

     A favorable vote by the holders of a majority of the Company's common stock present, or represented, and voting at the Annual Meeting is required to approve the foregoing amendments to the Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE 1992 EQUITY PARTICIPATION PLAN.

STOCKHOLDER PROPOSAL

     Stockholder proponents identified below have stated their intention to introduce the following proposal at the Annual Meeting of Stockholders. The Corporation will promptly furnish the addresses of the stockholder proponent and co-proponent of the proposal, and the number of shares of the Corporation's common stock held by each such stockholder, to any person who requests, orally or in writing, such information.

     The Board of Directors opposes the following stockholder proposal for the reasons set forth below the proposal.

     Proxies solicited by management will be voted against the stockholder proposal set forth below unless stockholders specify a contrary choice in their proxies. The affirmative vote of a majority of the shares present or represented at the meeting is required to approve the stockholder proposal.

PROPOSAL 4. STOCKHOLDER PROPOSAL REGARDING TOBACCO-RELATED BUSINESSES

     The Redemptorists/St. Louis Province has advised the Corporation that it intends to introduce the resolution set forth below at the meeting. The Congregation of the Sisters of Charity of the Incarnate Word has advised the Corporation that it intends to co-sponsor such resolution at the meeting.

          WHEREAS, in the 1995 Global Tobacco Industry Guide, an ad from Kimberly-Clark stated that the Company has "a rock solid commitment to the tobacco industry." Our Company manufactures here and abroad cigarette paper, porous plug wrap paper, conventional plug wrap paper, tipping base papers, reconstituted cigarette tobacco, and reconstituted cigar wrapper and binders;

          -- Many institutional investors believe tobacco-related companies would produce better financial returns if their tobacco businesses were separated from their other businesses;

          -- Some institutional investors have been uneasy about [cigarette companies'] potential legal liability for the health problems of smokers, and think that such problems have depressed the share price of tobacco companies' stock (The New York Times 9/22/94);

          -- The State of West Virginia has included our Company on the list of those it is suing to recover millions of dollars in health care costs, accusing the company of developing a process that lets cigarette manufacturers manipulate nicotine levels;

          -- Increased litigation coming from states and private insurers indicate new and ominous challenges that might undermine the value of the stock. The stock value might be increased if the tobacco divisions were separated from the other divisions;

          -- A consumer boycott of Philip Morris' and RJR Nabisco's products has been launched by INFACT, a consumer activist group. It successfully brought infant formula companies to change their practices and General Electric to sell a good portion of its nuclear weapons business. Among INFACT's demands to end the boycott include the companies' need to stop marketing to children and young people, stop influencing public policy and pay its just share of health care costs associated with tobacco use;

          -- There is likelihood that our Company's products may be boycotted because of our position in the tobacco business;

             RESOLVED, that shareholders ask management to take steps to accomplish a separation of the Corporation's tobacco business from all its non-tobacco business by January 1, 1996.

PROPONENT'S SUPPORTING STATEMENT

     About two percent of our Company's sales are related to various activities in the tobacco business here and abroad. A Company officer served on "TABEXPO 1994," an exhibition in Vienna for the global tobacco industry. As proponents of this resolution, we feel a Company such as ours which has made a name for itself in its health-care related products undermines that name by such executive and institutional involvement of our Company in tobacco. We are ashamed that our Company brags that its commitment to the tobacco industry is "rock solid." A spin-off might not only help preserve the Company's assets from further litigation; it will also preserve its good reputation, especially in the health care industry.

RESPONSE OF THE CORPORATION

     The Board of Directors (the "Board") unanimously recommends that the stockholders support the Board and vote against this proposal.

     The Board and management have reviewed and considered the issues related to the tobacco products businesses of the Corporation on numerous occasions over the years. Partially as a result of those deliberations, in December 1990, the Board adopted a Fundamental Policy and related comment on Corporate Responsibility and Citizenship (the "Policy"). The Policy articulates the Board's views on the role which social concerns should play in the Board's and management's business decisions, and on the responsibilities of the government, as opposed to private businesses, in establishing basic social policy for the country. A copy of the Policy is attached as Exhibit B to this proxy statement, and the Board urges each stockholder to read it carefully.

     The Board periodically reviews each of the Corporation's businesses to determine their ability to meet the Corporation's long-term strategic objectives within the framework articulated in the Policy. Those businesses that cannot fulfill the Corporation's long-term objectives may become candidates for divestiture. The Board has examined the tobacco-related businesses and the value of these businesses to the Corporation and its stockholders. After taking into account all legitimate interests, the Board has concluded that a commitment to comply with the proponent's proposal would have an adverse effect on the economic return to the stockholders of the Corporation and that, for this reason and the reasons discussed below, it would be inappropriate to make such a commitment. However, the Board will continue to examine these businesses to ensure that they meet the Corporation's long-term strategic objectives.

     The Board also wishes to point out that the divestment of the Corporation's tobacco-related businesses would not prevent or limit society's use of tobacco products, because selling the businesses would not eliminate or reduce the supply of the products which the Corporation manufactures.

     Furthermore, the Board believes that individuals, within the limitations established by society, have the right to decide whether or not to use tobacco products. The Board also believes that, as articulated in the Policy, it is the responsibility of government, not the Corporation, to establish social policy concerning the use of tobacco products.

     For the reasons discussed above, the Board unanimously recommends that the stockholders support the Board and vote against Proposal 4. A proxy granted to management will be voted against Proposal 4 unless the applicable box on the proxy card is specifically marked in favor or to abstain.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

1996 STOCKHOLDER PROPOSALS

     Proposals by stockholders for inclusion in the Corporation's 1996 Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 1996 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at such address no later than November 4, 1995. Upon receipt of any such proposal, the Corporation will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposals be forwarded by certified mail - return receipt requested.

OTHER MATTERS

     The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                            By order of the Board of Directors.

                                            /s/ Donald M. Crook

                                            Donald M. Crook
                                            Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
Telephone (214) 830-1200

March 3, 1995

                                                                       EXHIBIT A

                           KIMBERLY-CLARK CORPORATION
                         1992 EQUITY PARTICIPATION PLAN
             (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 16, 1995)

1. PURPOSE

     This 1992 Equity Participation Plan (the "Plan") of Kimberly-Clark Corporation (the "Corporation") is intended to aid in attracting and retaining highly qualified personnel and to encourage those employees who materially contribute, by managerial, scientific or other innovative means, to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation's or Affiliate's long-term success.

2. EFFECTIVE DATE

     The Plan was originally adopted effective as of April 24, 1992, upon approval by the stockholders of the Corporation at the 1992 Annual Meeting. The Plan as hereby amended and restated is adopted effective as of February 16, 1995, upon approval by the stockholders of the Corporation at the 1995 Annual Meeting.

3. DEFINITIONS

     "Account" has the meaning set forth in subsection 7(a) of this Plan.

     "Affiliate" means any company in which the Corporation owns 20% or more of the equity interest (collectively, the "Affiliates").

     "Award" has the meaning set forth in section 6 of this Plan.

     "Award Agreement" means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions applicable to the Award granted to the Participant.

     "Base Value" has the meaning set forth in subsection 7(a) of this Plan.

     "Board" means the Board of Directors of the Corporation.

     "Book Value" has the meaning set forth in subsection 7(a) of this Plan.

     "Code" means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

     "Committee" means the Compensation Committee of the Board, provided that if the requisite number of members of the Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter. The term "Committee" shall mean the Compensation Committee or the committee appointed by the Board, as the case may be.

     "Committee Rules" means the interpretative guidelines approved by the Committee providing the foundation for administration of this Plan.

     "Common Stock" means the common stock, par value $1.25 per share, of the Corporation and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Corporation issued in substitution, in exchange for, or in lieu of the Common Stock.

     "Disinterested Person" means a person who is so defined for purposes of rule 16b-3 under the Exchange Act, or any successor provision, and who is also defined as an "outside director" for purposes of section 162(m) of the Code or any successor section.

     "Dividend Shares" has the meaning set forth in subsection 7(c) of this Plan.

     "Dividend Share Value" means Dividend Share Value as defined in subsection 7(c) of this Plan.

     "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time.

     "Fair Market Value" means the reported closing price of the Common Stock, on the relevant date as reported on the composite list used by The Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale.

     "Incentive Stock Option" means an Option which is so defined for purposes of section 422 of the Code or any successor section.

     "Insider" has the meaning set forth in subsection 15(k) of this Plan.

     "Maturity Date" has the meaning set forth in subsection 7(b) of this Plan.

     "Maturity Value" has the meaning set forth in subsection 7(c) of this Plan.

     "Nonqualified Stock Option" means any Option which is not an Incentive Stock Option.

     "Option" means a right to purchase a specified number of shares of Common Stock at a fixed option price equal to no less than 100% of the Fair Market Value of the Common Stock on the date the Award is granted.

     "Option Price" has the meaning set forth in subsection 8(b) of this Plan.

     "Participant" means an employee who the Committee selects to participate in and receive Awards under the Plan (collectively, the "Participants").

     "Participation Shares" means the right, as described in section 7, to receive an amount equal to the increase in Book Value on a specified number of shares of Common Stock.

     "Retirement" and "Retires" means the termination of employment on or after the date the Participant is entitled to receive immediate payments under a qualified retirement plan of the Corporation or an Affiliate; provided, however, if the Participant is not eligible to participate under a qualified retirement plan of the Corporation or its Affiliates then such Participant shall be deemed to have retired if his termination of employment is on or after the date such Participant has attained age 55.

     "Severe Financial Hardship" means a severe financial hardship as defined in subsection 15(h) of this Plan.

     "Stock Appreciation Right ('SAR')" has the meaning set forth in subsection 8(j)(i) of this Plan.

     "Total and Permanent Disability" means Totally and Permanently Disabled as defined in the Kimberly-Clark Corporation Salaried Employees' Retirement Plan.

4. ADMINISTRATION

     The Plan and all Awards granted pursuant thereto shall be administered by the Committee. The Committee, in its absolute discretion, shall have the power to interpret and construe the Plan and any Award Agreements; provided, however, that no such action or determination may increase the amount of compensation payable that would otherwise be due in a manner that would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section. Any interpretation or construction of any provisions of this Plan or the Award Agreements by the Committee shall be final and conclusive upon all persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith.

     Within 60 days following the close of each calendar year that the Plan is in operation, the Committee shall make a report to the Board. The report shall specify the employees who received Awards under the Plan during the prior year, the form and size of the Awards to the individual employees, and the status of prior Awards.

     The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and the Award Agreements.

     The Committee may authorize persons other than its members to carry out its policies and directives subject to the limitations and guidelines set by the Committee, except that: (a) the authority to grant Awards, the selection of officers and directors for participation and decisions concerning the timing, pricing and amount of a grant or Award shall not be delegated by the Committee;
(b) the authority to administer Awards with respect to persons who are subject to section 16 of the Exchange Act shall not be delegated by the Committee; (c) any delegation shall satisfy all applicable requirements of rule 16b-3 of the Exchange Act, or any successor provision; and (d) no such delegation shall result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section. Any person to whom such authority is granted shall continue to be eligible to receive Awards under the Plan.

5. ELIGIBILITY

     The Committee shall from time to time select the Plan Participants from those employees whom the Committee determines either to be in a position to contribute materially to the success of the Corporation or Affiliate or to have in the past so contributed. Only employees (including officers and directors who are employees) of the Corporation and its Affiliates are eligible to participate in the Plan.

6. FORMS OF AWARDS

     All Awards under the Plan shall be made in the form of Participation Shares or Options. The Committee may make Awards solely in Options or Participation Shares, or in any combination of the two. Notwithstanding anything in this Plan to the contrary, any Awards shall contain the restriction on assignability in subsection 15(f) of this Plan to the extent required under rule 16b-3 of the Exchange Act.

7. PARTICIPATION SHARES

     The Committee shall from time to time designate those Participants who shall receive Participation Share awards. The Committee shall advise such Participants of their Participation Share awards by a letter indicating the number of Participation Shares awarded and the following terms and conditions of the award.

          (a) Base Value of Participation Shares. The number of Participation Shares awarded to a Participant shall be entered in such Participant's memorandum account (the "Account") established for this purpose as of the date of the award. Each Participation Share shall be assigned a base value equal to the book value of one share of Common Stock as of the close of the fiscal year of the Corporation preceding the date of the award (the "Base Value"). Book value per share shall be defined for purposes of the Plan as common stockholders' equity, as reported in the year-end audited consolidated financial statements, or in the quarter-end unaudited consolidated financial statements, of the Corporation (as the case may be), divided by the number of shares of Common Stock outstanding as of the date of such financial statements, as adjusted pursuant to the provisions of the Plan (the "Book Value"). The term "book value", when used without initial capital letters, shall be defined as in the preceding sentence without the adjustments.

          (b) Maturation of Participation Shares. An Award of Participation Shares shall reach maturity at the close of the fiscal year (i) in which either the fifth or seventh anniversary, as determined by the Committee when the Award is granted, of the date the Award occurs, (ii) the Participant who holds such Award dies, Retires, or becomes Totally and Permanently Disabled, or (iii) the events described in subsection 9(a) occur, whichever is earlier (the "Maturity Date"). The Book Value at the Maturity Date shall be the Book Value as of the close of the fiscal year of the Corporation in which such Maturity Date occurs.

          (c) Participation Share Payments. Each Participant shall be entitled to receive a payment equal to the sum of the Maturity Value and the Dividend Share Value for his or her Participation Share award, payable as provided in subsection 7(g). Such payment shall be payable either in cash, or partly in cash and up to 50% in Common Stock, as determined by the Committee when the Award is granted. Such payment in Common Stock shall be payable in the number of shares of Common Stock that could have been purchased with the amount equal to the sum of the Maturity Value and the Dividend Share Value for that portion of his or her Participation Share award which is payable in Common Stock, at the average of the Fair Market Value of shares of Common Stock on each business day during the month immediately preceding the month of such payment. A Participation Share award shall only be paid in Common Stock as provided above to the extent shares of Common Stock are available under section 10 hereof, with the remainder settled in cash. To the extent shares of Common Stock are not fully available under section 10 hereof to fully pay such portion of the Award in shares of Common Stock then the available shares of Common Stock shall be paid on a pro rata basis, with the remainder settled in cash.

          The "Maturity Value" of an Award of Participation Shares shall be equal to the Book Value of the Participation Shares subject to such Award at the Maturity Date less the Base Value of such Participation Shares.

          Participants are not entitled to receive current dividends on their Participation Shares, but in lieu thereof their Accounts shall be credited with dividend shares (the "Dividend Shares"). The "Dividend Share Value" of an award shall be equal to the product of (A) the number of Dividend Shares credited to a Participant's Account and (B) the Book Value per share of the Common Stock at the Maturity Date. The amount available for the acquisition of Dividend Shares for a Participant's Account at the end of each fiscal quarter of the Corporation shall be determined by multiplying the total cash dividend declared per share of Common Stock during such quarter (but subsequent to the date of the award in the case of Participation Shares and subsequent to the date of crediting in the case of Dividend Shares) by the total of the Participation Shares and Dividend Shares in the Participant's Account. The amount so determined shall be divided by the Book Value of one share of Common Stock as of the close of such fiscal quarter, and the quotient shall represent the number of full and fractional Dividend Shares credited to the Participant's Account for that quarter.

          (d) Dividend Maintenance. No Dividend Shares shall be credited to a Participant's Account in any quarter (i) in which the total cash dividends declared per share of Common Stock are less than $.41 or (ii) in which the total cash dividends declared per share of Common Stock are less than the total cash dividends declared per share of Common Stock in the same quarter of the immediately preceding year, except that the determination of whether the total cash dividends per share of Common Stock are less than in the immediately preceding year shall be made after adjustment for the two-for-one stock split which occurred in 1992 in accordance with generally accepted accounting principles. When total cash dividends declared per share of Common Stock are less than total cash dividends declared per share of Common Stock in the same quarter of the immediately preceding year as described above, the book value of each Participation Share held by a Participant shall be reduced by an amount equal to the difference between the cash dividend declared in such immediately preceding quarter less the cash dividend declared in the quarter the cash dividend is reduced.

          (e) Adjustments. To preserve the benefit to the Participant and the Corporation contemplated hereby, stock repurchases (other than Common Stock transferred to the Corporation upon the exercise of an Option pursuant to subsection 8(f)) or changes in the Corporation's accounting policies during any fiscal year shall be automatically excluded for purposes of determining Book Value for purposes of this Plan for such fiscal year and for all future years with respect to any outstanding Participation Share Awards; provided, however, that the Committee shall have the discretion to waive any such exclusion that would have the effect of increasing Book Value (to the extent that such discretion does not result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section). To further preserve the benefit to the Participant and the Corporation contemplated hereby, if a cash dividend is declared in any quarter and the payment date for such cash dividend is later than the immediately subsequent quarter, then such cash dividend will be deemed to be declared in the quarter immediately preceding the payment date for all purposes of this Plan, as of the first date the Board meets in such quarter, or if the Board does not meet in such quarter, on the first business day of such quarter, including, but not limited to, the determination of (i) Book Value in subsection 7(a), (ii) Dividend Shares in subsection 7(c) and (iii) whether the total cash dividends declared per share of Common Stock in a quarter is less than $.41 or whether the total cash dividends declared per share of Common Stock are less than the total cash dividends declared per share of Common Stock in the same quarter of the immediately preceding year in subsection 7(d).

          (f) Absence of Rights as a Stockholder. A Participant shall not be entitled, on the basis of a Participation Share award, to any of the rights of a stockholder of the Corporation, including the right to vote and receive dividends on Common Stock.

          (g) Date of Payment. Except as provided in subsection 15(h), the payment provided for in subsection 7(c) shall be payable within 90 days following the Maturity Date.

          (h) Termination of Employment. Except as provided in subsection 9(a), any Participation Shares or Dividend Shares credited to a Participant's Account shall be forfeited if the Participant is dismissed or leaves the service of the Corporation or Affiliate prior to the Maturity Date of the award for any reason other than death, Retirement or Total and Permanent Disability.

          (i) Termination of Award. After the Corporation makes the cash payment provided for in subsection 7(c), any rights of the Participant (or the Participant's estate or beneficiaries) in the Participation Share award shall end.

8. STOCK OPTIONS

     The Committee shall determine and designate from time to time those Participants to whom Options are to be granted and the number of shares of Common Stock to be optioned to each. Such Options may be in the form of Incentive Stock Options or in the form of Nonqualified Stock Options. After granting an Option to a Participant, the Committee shall cause to be delivered to the Participant an Award Agreement evidencing the granting of the Option. The Award Agreement shall be in such form as the Committee shall from time to time approve. The terms and conditions of all Options granted under the Plan need not be the same, but all Options must meet the applicable terms and conditions specified in subsections 8(a) through 8(h).

          (a) Period of Option. The Period of each Option shall be no more than 10 years from the date it is granted.

          (b) Option Price. The Option price shall be determined by the Committee, but shall not in any instance be less than the Fair Market Value of the Common Stock at the time that the Option is granted (the "Option Price").

          (c) Limitations on Exercise. The Option shall not be exercisable until at least one year has expired after the granting of the Option, during which time the Participant shall have been in the continuous employ of the Corporation or an Affiliate. At any time during the period of the Option after the end of the first year, the Participant may purchase up to 30 percent of the shares covered by the Option; after the end of the second year, an additional 30 percent; and after the end of the third year, the remaining 40 percent of the total number of shares covered by the Option; provided, however, that if the Participant's employment is terminated for any reason other than death, Retirement or Total and Permanent Disability, the Option shall be exercisable only for three months following such termination and only for the number of shares of Common Stock which were exercisable on the date of such termination. In no event, however, may an Option be exercised more than 10 years after the date of its grant.

          (d) Exercise after Death, Retirement, or Disability. If a Participant dies or becomes Totally and Permanently Disabled, without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 8(c), within (i) three years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier. Upon a Participant's death, the Option may be exercised by the person or persons to whom such Participant's rights under the Option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator. If a Participant Retires without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 8(c), within the remaining period of the Option.

          (e) Non-transferability. During the Participant's lifetime, Options shall be exercisable only by such Participant. Options shall not be transferable other than by will or the laws of descent and distribution upon the Participant's death. Notwithstanding anything in this subsection 8(e) to the contrary, at the same time as Nonqualified Stock Options are granted the Committee may also grant to designated Participants the right to transfer such Options, to the extent allowed under rule 16b-3 of the Exchange Act, subject to the terms and conditions of the Committee Rules on the date of grant.

          (f) Exercise; Notice Thereof. Options shall be exercised by delivering to the Corporation, at the office of the Treasurer at the World Headquarters, written notice of the number of shares with respect to which Option rights are being exercised and by paying in full the Option Price of the shares at the time being acquired. Payment may be made in cash, a check payable to the Corporation or in shares of Common Stock transferable to the Corporation and having a Fair Market Value on the transfer date equal to the amount payable to the Corporation. The date of exercise shall be deemed to be the date the Corporation receives the written notice and payment for the shares being purchased. A Participant shall have none of the rights of a stockholder with respect to shares covered by such Option until the Participant becomes the record holder of such shares.

          (g) Purchase for Investment. It is contemplated that the Corporation will register shares sold to Participants pursuant to the Plan under the Securities Act of 1933. In the absence of an effective registration, however, a Participant exercising an Option hereunder may be required to give a representation that he/she is acquiring such shares as an investment and not with a view to distribution thereof.

          (h) Limitations on Incentive Stock Option Grants.

             (i) An Incentive Stock Option shall be granted only to an individual who, at the time the Option is granted, does not own stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or Affiliates.

             (ii) The aggregate Fair Market Value of all shares with respect to which Incentive Stock Options are exercisable by a Participant for the first time during any year shall not exceed $100,000. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

          (i) Options for Nonresident Aliens. In the case of any Option awarded to a Participant who is not a resident of the United States or who is employed by an Affiliate other than an Affiliate that is incorporated, or whose place of business is, in a State of the United States, the Committee may (i) waive or alter the conditions set forth in subsections 8(a) through 8(h) to the extent that such action is necessary to conform such Option to applicable foreign law, or (ii) take any action, either before or after the award of such Option, which it deems advisable to obtain approval of such Option by an appropriate governmental entity; provided, however, that no action may be taken hereunder if such action would (1) increase any benefits accruing to any Participants under the Plan, (2) increase the number of securities which may be issued under the Plan, (3) modify the requirements for eligibility to participate in the Plan, (4) result in a failure to comply with applicable provisions of the Securities Act of 1933, the Exchange Act or the Code or (5) result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

          (j) Election to Receive Cash Rather than Stock.

             (i) At the same time as Nonqualified Stock Options are granted the Committee may also grant to designated Participants the right to convert a specified number of shares of Common Stock covered by such Nonqualified Stock Options to cash, subject to the terms and conditions of this subsection 8(j). For each such Option so converted, the Participant shall be entitled to receive cash equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of conversion. Such a right shall be referred to herein as a Stock Appreciation Right ("SAR"). Participants to which an SAR has been granted shall be notified of such grant and of the Options to which such SAR pertains. An SAR may be revoked by the Committee, in its sole discretion, at any time, provided, however, that no such revocation may be taken hereunder if such action would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

             (ii) A person who has been granted an SAR may exercise such SAR during such periods as provided for in the rules promulgated under section 16 of the Exchange Act. The SAR shall expire when the period of the subject Option expires.

             (iii) At the time a Participant converts one or more shares of Common Stock covered by an Option to cash pursuant to an SAR, such Participant must exercise one or more Nonqualified Stock Options, which were granted at the same time as the Option subject to such SAR, for an equal number of shares of Common Stock. In the event that the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options is adjusted as provided in the Plan, the above SARs shall automatically be adjusted in the same ratio which reflects the adjustment to the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options.

9. GOVERNMENT SERVICE, LEAVES OF ABSENCE AND OTHER TERMINATIONS

          (a) A Participation Share award shall be considered to reach maturity as of the close of the fiscal year in which (i) a Participant's employment terminates because such Participant enters governmental or military service or (ii) the Participant's employment with the Corporation or an Affiliate is terminated by reason of a shutdown or divestiture of all or a portion of the Corporation's or its Affiliate's business.

          (b) An authorized leave of absence shall not be deemed to be a termination of employment for purposes of the Plan. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan.

10. SHARES SUBJECT TO THE PLAN

     The number of shares of Common Stock available with respect to all Awards granted under this Plan shall not exceed 10,000,000 in the aggregate, of which not more than 10,000,000 shall be available for option and sale, subject to the adjustment provision set forth in section 12 hereof. The shares of Common Stock subject to the Plan may consist in whole or in part of authorized but unissued shares or of treasury shares, as the Board may from time to time determine. Participation Shares which are retired through forfeiture or maturity, other than those Participation Shares which are retired through the payment of Common Stock, and shares subject to Options which become ineligible for purchase will be available for Awards under the Plan to the extent permitted by section 16 of the Exchange Act (or the rules and regulations promulgated thereunder) and to the extent determined to be appropriate by the Committee. Shares of Common Stock which are distributed through the payment of Participation Share Awards pursuant to subsection 7(c) will not be available for Awards under the Plan.

11. INDIVIDUAL LIMITS

     The maximum number of Participation Shares or shares of Common Stock covered by Options which may be granted to any Participant within any two consecutive calendar-year period shall not exceed 500,000 in the aggregate. If an Option which had been granted to a Participant is canceled, the shares of Common Stock which had been subject to such canceled Option shall continue to be counted against the maximum number of shares for which Options may be granted to the Participant. In the event that the number of Participation Shares which may be awarded or Options which may be granted is adjusted as provided in the Plan, the above limits shall automatically be adjusted in the same ratio which reflects the adjustment to the number of Participation Shares or Options available under the Plan.

12. CHANGES IN CAPITALIZATION

     In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee, to the extent necessary to preserve the benefit to the Participant contemplated hereby, to reflect such changes in (a) the aggregate number of shares subject to the Plan, (b) the maximum number of shares for which Options or Participation Shares may be granted or awarded to any Participant, (c) the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options, (d) the number of Participation Shares, the Base Value per Participation Share awarded to Participants, and the number of Dividend Shares credited to Participants' Accounts, and (e) such other provisions of the Plan as may be necessary and equitable to carry out the foregoing purposes, provided, however that no such adjustment or change may be made to the extent that such adjustment or change will result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

13. EFFECT ON OTHER PLANS

     All payments and benefits under the Plan shall constitute special compensation and shall not affect the level of benefits provided to or received by any Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. The Plan shall not be construed to affect in any way a Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

14. TERM OF THE PLAN

     The term of the Plan shall be ten years, beginning April 24, 1992, and ending April 23, 2002, unless the Plan is terminated prior thereto by the Committee. No Option may be granted or Participation Share awarded after the termination date of the Plan, but Options and Participation Shares theretofore granted or awarded shall continue in force beyond that date pursuant to their terms.

15. GENERAL PROVISIONS

          (a) Designated Beneficiary. Each Participant who shall be granted a Participation Share award under the Plan may designate a beneficiary or beneficiaries with the Committee on a form to be prescribed by it; provided that no such designation shall be effective unless so filed prior to the death of such Participant.

          (b) No Right of Continued Employment. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates expressly reserve the right to discharge any Participant without liability to the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates or the Committee, except as to any rights which may be expressly conferred upon a Participant under the Plan.

          (c) Binding Effect. Any decision made or action taken by the Corporation, the Board or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all persons.

          (d) Modification of Awards.

             (1) The Committee may in its sole and absolute discretion, by written notice to a Participant, (i) limit or eliminate the ability of the Participant's Participation and Dividend Shares to generate additional Dividend Shares, and/or (ii) fix the Book Value of all or any portion of the Participant's existing Participation and existing or future Dividend Shares for the purposes of any payments that might be made under subsection 7(c) at their Book Value as of the end of the fiscal year of the Corporation in which such notice is dated so that no further appreciation occurs in such Book Value, and/or (iii) limit the period in which an Option may be exercised to a period ending at least three months following the date of such notice, and/or (iv) limit or eliminate the number of shares subject to Option after a period ending at least three months following the date of such notice. Notwithstanding anything in this subsection 15(d) to the contrary, the Committee may not take any action to the extent that such action would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

             (2) A Participant's Participation Share or Dividend Share which has had its ability to generate additional Dividend Shares limited or eliminated and for which the Book Value is fixed pursuant to subsection 15(d)(1)(i) of the Plan shall be credited with interest equal to the product of (i) the number of Interest Credits (determined pursuant to subsection 15(d)(3) below) credited to such Participant's Account as of the Maturity Date and (ii) the Book Value at which such Participation Share or Dividend Share has been fixed.

             (3) The number of Interest Credits to be credited to a Participant's Account for each fiscal quarter of the Corporation ending after the date as of which the Book Value of such Participant's Participation Shares or Dividend Shares is fixed shall be determined as follows. The total cash dividend declared per share of Common Stock during such quarter (but subsequent to the date of the award in the case of Participation Shares and subsequent to the date of crediting in the case of Dividend Shares) shall be multiplied by the total of the Participation Shares, Dividend Shares and Interest Credits in the Participant's Account. The amount so determined shall be divided by the Book Value of one share of Common Stock as of the close of such fiscal quarter. The quotient shall represent the number of full and fractional Interest Credits credited to such Participant's Account for that quarter.

          (e) No Segregation of Cash or Stock. The Accounts established for Participants are merely a bookkeeping convenience and neither the Corporation nor its Affiliates shall be required to segregate any cash or stock which may at any time be represented by Awards. Nor shall anything provided herein be construed as providing for such segregation. Neither the Corporation, its Affiliates, the Board nor the Committee shall, by any provisions of the Plan, be deemed to be a trustee of any property, and the liability of the Corporation or its Affiliates to any Participant pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by the Plan, and no such obligation of the Corporation or its Affiliates shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation or its Affiliates.

          (f) Inalienability of Benefits and Interest. Except as provided in subsections 8(e) and 15(a), no benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary.

          (g) Delaware Law to Govern. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware.

          (h) Election to Defer Receipt.

             (1) A Participant may, with the consent of the Committee, elect to defer the receipt of all or any portion of amounts which may otherwise become payable under subsection 7(c). A Participant's receipt of any portion of the amount payable with respect to one or more outstanding Participation Share awards shall be deferred if, prior to the Maturity Date of any such award, such Participant elects such deferral by written notice to the Committee signed by the Participant and delivered to the Committee, and the Committee consents to such deferral. Such notice must clearly specify the manner of distribution described in paragraph (2) below which shall apply with respect to such deferred amounts. After adjustment for any resulting interest, the deferred amount shall be paid at the date or dates specified in the Participant's letter, and such adjusted amount shall not be subject to forfeiture as otherwise provided in subsection 7(h).

             (2) Amounts deferred pursuant to this subsection 15(h) shall be distributed in accordance with clause (i), (ii), or (iii), below, as elected by the Participant: (i) up to 15 annual installments commencing in the year after the termination of employment by reason of retirement; or (ii) up to five annual installments, commencing 13 months after the Participant's repatriation to his home country following a foreign assignment; or (iii) up to five annual installments, commencing as of a date requested by the Participant; provided, however, that such date shall not be more than 20 years after the Maturity Date. The amount of each installment under clause (i), (ii) or (iii) above shall be equal to the product of the amount which has not been distributed immediately prior to such installment and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid.

             (3) (i) Notwithstanding any other provision of this Plan to the contrary, deferred amounts shall be paid in one lump sum as soon as practicable after the death of the

        Participant or the termination of employment of the Participant with the Corporation for reasons other than Retirement or Total and Permanent Disability; however, if a Participant is or has been on foreign assignment in the 12 months immediately prior to the date of his termination of employment, and if the termination of employment is for any reason other than Retirement or Total and Permanent Disability, any remaining amounts shall be paid in one lump sum 13 months following the earlier of (A) the date of the Participant's repatriation to his home country following the foreign assignment or (B) the date of such termination of employment.

             (ii) Upon written application by a Participant or his legal representative stating that severe financial hardship will result from continued deferral, the Committee in its sole discretion may authorize payment of such Participant's deferred amounts prior to the date specified in the written notice described in subparagraph (h)(1) above. For purposes of this Plan, a "severe financial hardship" is an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the individual if the emergency distribution were not permitted. Cash needs arising from foreseeable events, such as the purchase of a residence or education expenses for children shall not be considered the result of a severe financial hardship. For purposes of this Plan, a "severe financial hardship" is limited to an event described in Treasury Regulation section 1.401(k)-1(d)(2)(iv)(A)(1) or (4). For purposes of this Plan, a distribution is in "the amount necessary to satisfy the emergency" only if the requirements of Treasury Regulation section 1.401(k)-1(d)(2)(iv)(B) are satisfied. A Participant must provide the Committee with substantiation of any such claim of severe financial hardship.

             (4) Amounts deferred hereunder shall be credited with interest, compounded quarterly, from the date such amount otherwise would have been paid at a rate yielding interest equivalent to the per annum market discount rate for six-month U.S. Treasury Bills as published by the Federal Reserve Board for the seven calendar days prior to January 1 (for interest to be credited for the subsequent fiscal quarters ending March 31 and June 30) and prior to July 1 (for interest to be credited for the subsequent fiscal quarters ending on September 30 and December
        31).

          (i) Purchase of Common Stock. The Corporation and its Affiliates may purchase from time to time shares of Common Stock in such amounts as they may determine for purposes of the Plan. The Corporation and its Affiliates shall have no obligation to retain, and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock purchased pursuant to this paragraph.

          (j) Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of Options shall be used for general corporate purposes.

          (k) Withholding. The Committee shall require the withholding of all taxes as required by law. In the case of payments of Awards in shares of Common Stock or other securities, withholding shall be as required by law and in the Committee Rules. A Participant may elect to have any portion of the federal, state or local income tax withholding required with respect to an exercise of a Nonqualified Stock Option satisfied by tendering to the Corporation shares of Common Stock, which, in the absence of such an election, would have been issued to such Participant in connection with such exercise. In the event that the value of the shares of Common Stock tendered to satisfy the withholding tax required with respect to an exercise exceeds the amount of such tax, the excess of such market value over the amount of such tax shall be returned to the Participant, to the extent possible, in whole shares of Common Stock, and the remainder in cash. The value of a share of Common Stock tendered pursuant to this subsection 15(k) shall be the Fair Market Value of the Common Stock on the date on which such shares are tendered to the Corporation. An election pursuant to this subsection 15(k) shall be made in writing and signed by the Participant. An election pursuant to this subsection 15(k) is irrevocable. A Participant who exercises an option and who is required to report to the Securities and Exchange Commission under section 16(a) of the Exchange Act (an "Insider") may satisfy the income tax withholding due in respect of such exercise pursuant to this subsection 15(k) only if the Insider also satisfies an exemption under section 16(a) of the Exchange Act (or the rules or regulations promulgated thereunder) for such withholding.

          (l) Amendments. The Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all Awards and Award Agreements under the Plan to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, (3) permitted under applicable provisions of the Securities Act of 1933, as amended, the Exchange Act (including rule 16b-3 thereof) and (4) that such action would not result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder); provided, however, that if any of the foregoing requires the approval by stockholders of any such amendment, suspension or discontinuance, then the Committee may take such action subject to the approval of the stockholders. Except as provided in subsections 8(i) and 15(d) no such amendment, suspension, or termination of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant under the Plan.

(LOGO) KIMBERLY-CLARK Corporation

                                                                       EXHIBIT B

                    CORPORATE RESPONSIBILITY AND CITIZENSHIP

                     FUNDAMENTAL POLICY AND POLICY COMMENT

FUNDAMENTAL POLICY:

     It is the policy of Kimberly-Clark to be a good and responsible corporate citizen with proper regard for the public interest.

- --------------------------------------------------------------------------------

POLICY COMMENT:

  Introduction

     If it were ever possible to think of corporate objectives simply -- make this, sell that, sustain and increase profits -- it most assuredly is not possible now. We at Kimberly-Clark, and our counterparts, wherever located, receive, with increasing frequency, requests, resolutions, and even demands to act on matters far removed from the direct activity of the company. Among current interests of some stockholders and others, for example, we find issues of global environment, health risks associated with tobacco, and how to assist the politically-disadvantaged in the Republic of South Africa escape from problems of apartheid.

     Such initiatives are a sign of the times, and though they complicate our lives a good bit, they are not necessarily a bad sign, at that. They can point to connections among seemingly separate topics, and they can remind us of the human impacts which corporate actions may have. While we do not object to the various good-willed urgings for action which come our way, we think it is vitally important that those who request such actions, and interested parties generally, understand the context of principles within which we consider these suggestions. While those who ask for this or that action often have only one objective in mind, we as fiduciary representatives of the company must consider such actions in a wider, multi-dimensional arena of company conduct. How do we conceive Kimberly-Clark's corporate responsibilities? With what understandings do we begin the consideration of special action requests?

  The Principled Context of Corporate Decisions

     The people of Kimberly-Clark share the same earth as all others. And Kimberly-Clark's people, i.e., its employees, stockholders, management, directors, as well as its customers, citizens of communities and others affected by the company's actions have the same stake in environmental welfare, public health, and social justice as do all citizens.

     Concern for such matters is a crucial part of company responsibility. We emphasize "part" because Kimberly-Clark, as all major firms, has many values, objectives and obligations. Accordingly, such special concerns as those listed above must be integrated into the reasoned judgment we are expected to bring to company decisions.

     What are the other objectives which must be sought as we strive to be socially responsible? Different people would create somewhat different lists, no doubt, but the following company aims are essential and must be acknowledged by anyone who accepts the American system of socially-responsible private property and free enterprise.

     We want high customer satisfaction with the quality of our products and with the attractiveness of their prices. This is the prerequisite for everything else we aim for, and in order to achieve it we must be competitive in all that we do.

     We want all of our employees to have genuine respect for themselves in their daily work and for their company. We want our managers to have respect for their employees. We want a spirit of cooperation and teamwork throughout the company.

     We want the company to be financially strong so that its stockholders can foresee a safe future, its employees can expect continued work, its customers can expect quality products, and its communities can anticipate the benefits of corporate presence.

     We want profits as the guarantor of that financial strength, and because profits create the investment capital which creates new jobs and opportunities.

  Making Decisions Within That Context

     It is crucial that those who share our environmental and social concerns realize that, in manifesting those concerns, we must always be dedicated to the corporate values articulated here. Kimberly-Clark will be able to serve no human good if it does not prosper as a corporation. That is the reason we insist that any social concerns must be integrated into our general responsibilities, and not be seen as exclusive criteria of corporate responsibility.

     Also, we believe it is only fair that our responsibility for social concerns should not be expected to compensate for the failures of others appropriately to discharge their respective responsibilities.

     Another reality which conditions our response to social issues has to do with the often radical limits of our knowledge of what right action should be. The simple fact is that even on an issue as science-based as the environment the state of human knowledge is incomplete and problematic. The issues in such political and judgmental matters as South African policy are possibly even more complex. Accordingly, on these kinds of topics we know we must be very careful before we draw large and definitive conclusions.

     Moreover, even when objectives are shared, there are often many alternative means with which to seek the good end, and that fact is another powerful reason for caution. It is management's responsibility to weigh alternate means in relationship to the multiple corporate values discussed above. A socially positive technique which costs more, for example, would be judged inferior to another technique which had a similar social impact but costs appreciably less. The latter would contribute more to competitiveness and profitability. By the same token, in contemplating alternative corporate strategies, one which is roughly equal to others in terms of profitability would be preferred if it had a more positive social impact than the others.

     Thus, stating the good social objective, whatever it may be, is just the beginning of responsible corporate conduct. In fact, that is the easy part. The more difficult task remains: weighing competing objectives, melding them into an enlightened corporate policy, and then selecting the most intelligent means to achieve the proper objective. This should be inherent in the day to day activity of each and every employee. When final choices are required, this is the particular task of company leadership.

     As noted previously, we do not object to positively-intended recommendations as to the best ways Kimberly-Clark can benefit society's welfare. We will seriously consider them. At the same time, it should by now be clear to all that we cannot rightly abdicate our authority and responsibility to make these determinations according to our best judgment. Any such abdication to external passions and pressures would be the ultimate irresponsibility permitting the company to be whipsawed by the changing priorities of special interest groups, and directly threatening its capacity to achieve its manifold objectives.

     It is our specific duty to see that all legitimate interests are taken into account in establishing company policy and in the conduct of daily affairs. That circumspect approach will not satisfy some critics for whom all values have been reduced to one, no doubt, but it is for us the only responsible course. Being mortal, we cannot guarantee we will always make the right decision. But we can and do guarantee right intention, wide-ranging concern, and socially-alert disposition.

  A Word on Government's Role

     While Kimberly-Clark and other corporations exist for limited and particular purposes, citizens know that the reason government exists is to serve the general welfare, or common good. In other words, its role is to regulate or prohibit the right of individuals to act when the common good so demands. Its duty is to create and preserve the social order on which we all depend, to bring a just solution and end to social conflicts, and to be responsible for those things which particular interests can never accomplish. These include such things as national security, currency systems, and the like.

     While we have no desire to see government's role expand, we recognize that on many social issues of great concern to stockholders and others government necessarily will establish basic social policy. Social advocates should realize that no corporation can substitute for government, and should not use corporations as whipping boys when their real complaint is with government policy or the lack of it. No corporation can blaze new social trails if in doing so it cripples its competitiveness. As we look at the various social petitions which come our way, it seems clear that some petitioners imagine we can fill the void for what is, in their view, a poor or absent government policy. Nothing in history suggests the propriety of such an approach.

  Further Policies

     It is the intent of the company, from time to time, to adopt and/or amend specific policies relating to such public interest matters as are deemed appropriate by or on behalf of the Kimberly-Clark directors in the exercise of sound business judgment. All such policies shall be predicated on and subject to this fundamental policy on corporate responsibility and citizenship.

KIMBERLY-CLARK Corporation

                           Invitation to Stockholders

                         Notice of 1995 Annual Meeting

                                Proxy Statement


                                    (LOGO)


Printed in the U.S.A. on Kimberly-Clark Specialty Products Paper manufactured in Lee, Massachusetts.

          APPENDIX OF OMITTED GRAPHIC AND IMAGE MATERIAL

1. Photographs of the Directors and Nominees have been omitted.

2. The Performance Graph has been omitted (see description in text).

P R O X Y

[LOGO] KIMBERLY-CLARK Corporation
                  P.O. BOX 619100, DALLAS, TEXAS 75261-9100
        PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 20, 1995
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Wayne R. Sanders, O. George Everbach and Donald M. Crook, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified below, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas on April 20, 1995 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

     Please date, sign and return this proxy promptly. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3, and AGAINST proposal 4. If you prefer to vote separately on individual issues you may do so by marking the appropriate boxes on the reverse side.

          IMPORTANT:  TO BE SIGNED AND DATED ON THE REVERSE SIDE

     Please return this card in the self-addressed envelope provided.

/X/ Please mark
    your votes as
    in the example.

  It is not necessary to complete the information under proposals 1, 2, 3 and 4 below unless you choose to cause your shares to be voted separately on each matter to be brought before the Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR                              The Board of Directors recommends a vote AGAINST
           proposals 1, 2 and 3.                                                        stockholder proposal 4.

1.  Election of Directors                                              4.  Withdrawal from tobacco-related products businesses
Nominees:  Pastora San Juan Cafferty,                                                             / / FOR  / / AGAINST  / / ABSTAIN
           Claudio X. Gonzalez, Louis E. Levy and
           Linda Johnson Rice                                              MARK HERE FOR    / /            MARK HERE    / /
(terms to expire at 1998 Annual Meeting of Stockholders)                   ADDRESS CHANGE                 IF YOU PLAN
             / /   FOR         / /  WITHHOLD                                 AND NOTE AT                   TO ATTEND
                   ALL              AUTHORITY                                LOWER LEFT                   THE MEETING
                 NOMINEES          TO VOTE FOR
                                  ALL NOMINEES
/ /_________________________________________________________           I will be accompanied by __________________________________.
FOR ALL NOMINEES EXCEPT VOTE WITHHELD FOR THOSE NAMED ABOVE.
                                                                       Please sign below exactly as name appears hereon.  Joint
2.  Selection of Auditor                                               owners should each sign. When signing as attorney, executor,
                           / / FOR  / / AGAINST  / / ABSTAIN           administrator, trustee or guardian, please give full title as such. If signing in the name of a corporation or
3.  Approval of Amendments to the 1992 Equity Participation            partnership, please sign full corporate or partnership name
    Plan                                                               and indicate title of authorized signatory.
                           / / FOR  / / AGAINST  / / ABSTAIN
                                                                       Stockholder
                                                                       Signatures(s)_____________________________Dated____________

                                                                                    _____________________________Dated____________
